Exhibit 19.1

Policy on Insider Trading and Communications with the Public

The purpose of this Policy on Insider Trading and Communications with the Public (this “Policy”) is to help Ollie’s Bargain Outlet Holdings, Inc. and its subsidiaries (the “Company”) comply with U.S. federal and state securities laws, and to preserve the reputation and integrity of the Company. This Policy addresses the purchase or sale of securities of the Company and communications to persons or entities outside the Company of material, nonpublic information about the Company or the applicable security. This Policy should be viewed in addition to any restrictions on trading in Company securities imposed by employment or other agreements with the Company. It is the policy of the Company to comply with all applicable securities laws when transacting in its own securities. We have all worked hard to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

Who is Subject to this Policy?

This Policy applies to:

(a)
all “Company Personnel,” which is defined to mean: (i) all directors, officers and employees of the Company; and (ii) all agents and consultants of the Company who have access to or receive material, nonpublic information about the Company or any other company or entity with which the Company has done, does or intends to do, business in the course of their employment with, engagement by, or association with, the Company;

(b)
all “Family Members,” which is defined to mean: (i) all family members who reside with Company Personnel (including any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-law or sister-in-law, as well as any similar adoptive relationships), (ii) all other persons who live in the household of Company Personnel, and (iii) all family members who do not live in the household of Company Personnel, but whose transactions in Company securities are directed by, or subject to the influence or control of Company Personnel (such as parents or children who consult with persons identified in clauses (a) and (b) above before they trade in Company securities);

(c)
all “Controlled Entities,” which is defined to mean all persons, entities, including corporations, partnerships or trusts, whose transactions in Company securities are directed by, or subject to the influence or control of, Company Personnel or their Family Members; and

(d)
all “Designated Persons” as defined below in Section IV of this Policy. As specified in Section IV of this Policy, Designated Persons or any persons acting on behalf of any Designated Persons are (a) subject to additional restrictions relating to the prohibition of purchases and sales of Company securities during Blackout Periods (as defined below) and (b) required to pre-clear purchases and sales of Company securities. These additional restrictions have been imposed to prevent inadvertent violations of the federal securities laws.

What Is Insider Trading?

Insider trading is illegal. Insider trading occurs when a person who is aware of material, nonpublic information about the Company buys or sells the Company’s securities. Insider trading also can occur when a person communicates or passes (“tips”) material, nonpublic information to another person or entity (the “tippee”) without authorization by the Company, and the tippee trades on the basis of that information.

As set forth below in greater detail, information is (i) “material” if a reasonable investor would consider it important in deciding whether to buy, hold or sell securities, and (ii) “nonpublic” if it has not been disseminated in a manner making it available to investors generally.

What Securities Are Subject to This Policy?

The insider trading (including tipping) prohibitions are not limited to common stock of the Company. Under the law, insider trading in any security, including options to purchase common stock, debt or notes, warrants or convertible debentures, as well as derivative securities, such as exchange-traded options, whether or not issued by the Company, or preferred stock, is illegal. Accordingly, this Policy also applies to trading in the securities of companies or other entities with which the Company has conducted, currently conducts, or intends to conduct, business, such as past, current and potential customers and suppliers.

Questions

Questions about this Policy or any proposed transaction should be directed to the General Counsel (or his or her designee). Any references to the General Counsel in this Policy shall be deemed to include the General Counsel’s designee and, as necessary, the Chief Financial Officer (“CFO”).

I.	POLICY STATEMENTS

Statement of Insider Trading Policy

If you are aware of material nonpublic information about the Company or the applicable securities you shall not, directly or indirectly (a) buy or sell securities (including buying or selling puts, calls and options) of the Company, or engage in any other action to take personal advantage of that information, until the information becomes public or is no longer material, or (b) pass or “tip” that information on to others outside the Company, including family and friends. In addition, if in the course of working for the Company, you learn of material nonpublic information about a company with which the Company has done, does, or will do, business (including a customer or supplier of the Company) you may not trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from this Policy. The securities laws do not recognize those kinds of mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct and ethics.

Statement of Communications Policy

The Company engages in communications with investors, securities analysts and the financial press. It is against the law – specifically, Regulation FD adopted by the Securities and Exchange Commission (the “SEC”) – as well as this Policy, for any person authorized to act on behalf of the Company to disclose material, nonpublic information selectively to securities professionals (including, for example, buy and sell-side analysts, institutional investment managers and investment companies) or investors in any security of the Company under circumstances where it is reasonably foreseeable that the recipient may trade on the basis of that information, unless the information has first or simultaneously been disclosed to the public.

Only the Chairperson of the Board, the Chief Executive Officer (“CEO”), the Chief Operating Officer (“COO”), the CFO and any other person or investor relations firm expressly designated by the CEO, or the Board of Directors, is authorized to speak on behalf of the Company. Anyone who communicates without proper authorization will not only violate this Policy, but may also violate the anti-tipping provisions of the insider trading laws. Accordingly, information may not be disclosed to anyone outside the Company (including analysts, shareholders, journalists or any media outlet, family members and friends) other than in accordance with the procedures set forth in this Policy under the heading “Procedures for Communications with the Public” below. Moreover, neither the Company nor its business may be discussed in any internet “chat room” or any online or internet-based forum, including social media. You should familiarize yourself with the Company’s Social Media Policy.

II.	MATERIALITY AND PUBLIC DISSEMINATION

Both the insider trading laws and Regulation FD use the same concepts of “materiality” and a similar concept of when information becomes “public.”

Material Information

Information is “material” if a reasonable investor would consider it important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Some examples of information that ordinarily would be regarded as material include, but are not limited to:

•	A proposed acquisition (whether of a material asset or a business or entity), or a proposed sale or disposition;
•	Projected future earnings or losses;
•	A significant expansion or cutback of operations;
•	Extraordinary management or business developments;
•	Changes in executive management;
•	Significant lawsuits or legal settlements;
•	Significant cyber incidents;
•	A proposed merger or tender offer;
•	A proposed strategic partnership, joint venture and distribution agreements;
•	Any changes to earnings guidance or projections;
•	Earnings, loss, or other historical financial information, that has not been made public and/or which may be inconsistent with the consensus expectations of the investment community;
•	The potential or actual gain or loss of a significant customer, supplier, contract, or purchase order;
•	Company restructuring;
•	Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
•	Impending securities offerings by the Company;
•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•	Significant related party transactions;
•	The establishment of a repurchase program for Company securities;
•	A change in pricing or cost structure;

•	Major marketing changes;
•	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•	The imposition of a ban on trading in Company securities or the securities of another company; or
•	Impending bankruptcy or the existence of severe liquidity problems.

When Information Is “Public”

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the first full Trading Day (as defined below) after the information is publicly released by the Company, as described in Section IV below. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. New York time, you should not trade in the Company’s securities until after 9:30 a.m. New York time on Tuesday. If an announcement were made on a Monday after 9:30 a.m. New York time, you should not trade in the Company’s securities until after 9:30 a.m. New York time on Wednesday. Depending on the particular circumstances the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

If you have any question as to whether information is publicly available, please err on the side of caution and direct an inquiry to the General Counsel.

III.	PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate for Company Personnel to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that Company Personnel may not engage in any of the following transactions:

Short-term Trading: Short-term trading of the Company’s securities may be distracting and may unduly focus on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, Company Personnel who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase. Please note that shares purchased through either an employee stock purchase plan or employee stock option plan are not subject to this restriction.

Short Sales: Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), also prohibits directors and officers from engaging in short sales.

Publicly Traded Options: A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that trading is based on inside information. Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Please note that option positions arising from certain types of hedging transactions are governed by the section captioned “Hedging Transactions” below.

Hedging Transactions: A hedging transaction under this Policy includes purchasing a financial instrument or engaging in any transaction that is designed to hedge, establish downside price protection or otherwise offset declines in the market value of Company Securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds) and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company securities. These hedging transactions allow Company Personnel to continue to own Company securities, but without the full risks and rewards of ownership. When that occurs, Company Personnel may no longer have the same objectives as the Company’s other shareholders. Therefore, Company Personnel are prohibited from engaging in hedging transactions.

Margin Accounts and Pledges: Company Personnel may not hold any Company stock or other securities subject to this Policy in margin accounts and may not pledge Company stock or other securities as collateral for loans or other obligations. Shares held in margin accounts or that may otherwise constitute collateral may be foreclosed upon by the bank or applicable counterparty which could result in the shares being sold into the market at a time when a holder subject to this Policy is in possession of material nonpublic information. Such a sale would be a violation of this Policy.

IV.	BLACKOUT PERIODS AND PRE-CLEARANCE

Designated Persons are subject to the Blackout Periods and Pre-Clearance restrictions described in this Section IV. Designated Persons means:

(i)	All directors and officers (as defined in Rule 16a-1(f) of the Exchange Act) of the Company;

(ii)	Employees with the position of Vice President or higher;

(iii)	Certain key operations, financial, merchandising, supply chain and communications employees (designated individuals will be identified and contacted through a separate memorandum);

(iv)	Other persons as may be designated from time to time by the General Counsel (designated individuals will be identified and contacted through a separate memorandum); and

(v)	Family Members and Controlled Entities of individuals in clauses (i) – (iv).

Blackout Periods

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Designated Persons and any persons acting on behalf of any Designated Persons, refrain from conducting transactions (for their own or related accounts) involving the purchase or sale of the Company’s securities during the following periods (the “Blackout Periods”):

•
Unless otherwise determined by the General Counsel in his or her reasonable discretion, the period in any fiscal quarter commencing on the 15th calendar day prior to the end of that fiscal period and ending after the first full Trading Day (as defined below) after the date of public disclosure of the financial results of the Company for that fiscal period. If public disclosure occurs after 9:30 a.m. New York time but before 4:00 p.m. New York time on a Trading Day, then that day will not be considered the first Trading Day with respect to that public disclosure; or

•	Any other period designated in writing by the General Counsel.

“Trading Day” means a day on which any stock exchange or market on which the Company’s stock trades is open for trading.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. All Designated Persons and any persons acting on behalf of Designated Persons must comply with the Blackout Period. Specific exceptions may be made, with approval, when a Designated Person does not possess material nonpublic information, personal circumstances warrant the exception, and/or the exception would not otherwise contravene the law or the purposes of this Policy. Any request for exception from this Policy must be directed to the Company’s General Counsel.

Even at times that do not fall within the Blackout Period, if you possess material, nonpublic information concerning the Company you must not engage in any transactions in the Company’s securities until that information has been known publicly for at least one full Trading Day. Please refer to “Section IX—Authorized Spokespersons” for additional information regarding the public dissemination of the Company’s material, nonpublic information.

From time to time, the Company may impose at a time outside of the Blackout Periods that you must suspend trading because of developments known to the Company and not yet disclosed to the public. In such an event, you must not engage in any transaction involving the purchase or sale of the Company’s securities during that period and must not disclose to others the fact of such a suspension in trading. You are individually responsible at all times for compliance with the prohibitions on insider trading. Trading in the Company’s securities outside the Blackout Period should not be considered a “safe harbor,” and all Company Personnel should use good judgment at all times.

Mandatory Pre-Clearance

All Designated Persons must clear his, her or its trade in the Company’s securities with the insider trading compliance officer, currently the Company’s General Counsel, before the trade may occur.

Any Designated Person seeking to pre-clear a trade in the Company securities must follow the Pre- Clearance and Compliance Procedures (“Pre-Clearance Procedures”). Pursuant to the Pre-Clearance Procedures, such Designated Person must submit to the General Counsel a request for pre-clearance by means of a form which can be obtained from the General Counsel or as the General Counsel may otherwise determine in his or her reasonable discretion, at least two (2) business days before the date of the proposed transaction. In the event that the General Counsel (or his or her designee) is unavailable to review, then the CFO will review the request. The request for pre-clearance must state the date on which the proposed transaction will occur and identify the broker-dealer or any other investment professional responsible for executing the trade. If approval is granted, the name and title of the person who granted the pre-clearance must be noted on the pre-clearance form. If permission is denied, you must refrain from initiating any transaction in Company securities, and not inform any other person of the restriction.

The General Counsel will inform you of the decision with respect to your request to trade as soon as reasonably practical after considering all the circumstances relevant to a determination. Once the General Counsel has responded to a request, a written record of the request and the decision will be a part of the Company’s records. If, after receiving pre-clearance, the transaction does not occur on the date proposed, you must reinstitute the pre-clearance process.

The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine, based on an evaluation of risk, not to permit the transaction. If the General Counsel has not responded to a request for pre-clearance, do not trade in the Company’s securities.

Pre-clearance requests will not be granted during any Blackout Periods. The General Counsel may exercise discretion in determining whether to alert the requestor of the reason(s) for denial of pre-clearance, whether based on the pendency of a Blackout Period or any other reason.

Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction under this section of this Policy, (see below), the requestor (and/or any other related Covered Person) shall NOT trade in the Company’s securities if he, she or it is aware of material, nonpublic information about the Company or any of the companies covered by this Policy. This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the General Counsel.

Within one (1) business day of completing any purchase or sale of Company securities that has been pre-cleared, Designated Persons or his, her or its broker-dealer (or other agent effecting the transaction on the Designated Person’s behalf) should deliver to the General Counsel a copy of documentation confirming the transactions. This Policy does not require submission of trade confirmations in other companies’ securities unless otherwise indicated in writing by the General Counsel.

V.	RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act, provides an affirmative defense, under certain conditions, against allegations that an insider traded in the Company’s securities while aware of material non-public information. In order to be eligible to rely on this defense, the person must enter into a contract, instruction or written plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). A Rule 10b5-1 Plan is a document that sets forth a plan to buy or sell securities in the future without any further investment decision(s) at the time of the actual trade consummation. If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions, including the blackout and pre-clearance requirements described above.

In general, a Rule 10b5-1 Plan must be entered into (or amended, as the case may be) in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Rule 10b5-1 at a time when the person entering into the plan is not aware of material non-public information and not during a Blackout Period, and the person entering into the plan must act in good faith with respect to the plan. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must not permit the person for whose account purchases or sales of securities will be made under the plan to subsequently exercise any influence over how, when or whether to purchase or sell any securities covered by the plan. Any Rule 10b5-1 Plan must adhere to the other requirements of Rule 10b5-1, including the restrictions set forth below, and be reviewed and approved by the General Counsel or his or her designee (including any amendments or modifications thereto) in advance of adoption.

•
Cooling-Off Period. Each Rule 10b5-1 Plan must provide for a cooling-off period prior to the commencement of trading thereunder. If the person entering into the Rule 10b5-1 Plan is a director or officer (as defined in Section 16 of the Exchange Act), the cooling-off period must expire no earlier than the later of (i) ninety (90) days following adoption of the Rule 10b5-1 Plan or (ii) two (2) business days after the filing of the Company’s Form 10-K or Form 10-Q that includes financial results for the quarter during which the Rule 10b5-1 Plan was adopted, subject to a maximum cooling-off period of one hundred twenty (120) days after adoption of the Rule 10b5-1 Plan. If the person entering into the Rule 10b5-1 Plan is not a director or officer, the cooling-off period must be at least thirty (30) days after adoption of the Rule 10b5-1 Plan. In addition, in the event of any modification or change to the amount, price or timing of a trade under a Rule 10b5-1 Plan, a new cooling-off period as described above will be required between such modification or change and the first possible transaction under such revised Rule 10b5-1 Plan or any new Rule 10b5-1 Plan.

•
No Multiple Overlapping Plans. No person entering into a Rule 10b5-1 Plan may have a separate Rule 10b5-1 Plan outstanding, except a person may (i) use multiple brokers to effect transactions that, when taken together, satisfy the requirements for a Rule 10b5-1 Plan, (ii) maintain another Rule 10b5-1 Plan so long as transactions under the later-commencing plan cannot begin until after all transactions under the earlier-commencing Rule 10b5-1 Plan have been completed or expire without completion and the applicable cooling-off period is satisfied, treating the termination of the earlier-commencing Rule 10b5-1 Plan as the date of adoption of the later-commencing Rule 10b5-1 Plan, or (iii) have an additional Rule 10b5-1 Plan that only allows sales that are necessary to satisfy tax withholding obligations that arise from the vesting of a compensatory award and such person does not exercise control over the timing of such sales.

•
Limitation on Single Trade Plans. No person may adopt a Rule 10b5-1 Plan that contemplates only a single transaction if such person had adopted a Rule 10b5-1 Plan contemplating only a single transaction within the prior twelve (12) months.

•
Certification by Directors and Officers. A director or officer (as defined in Section 16 of the Exchange Act) must include a representation in his or her Rule 10b5-1 Plan certifying that, on the date of adoption of the Rule 10b5-1 Plan, such director or officer is not aware of material nonpublic information about the Company or its securities and such director or officer is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Exchange Act Rule 10b-5.

•
Information Provided by Directors and Officers. Directors and officers (as defined in Section 16 of the Exchange Act) must provide the General Counsel or his or her designee with a final executed copy of, and any amendments to, any Rule 10b5-1 Plan adopted.

Public Disclosure of Rule 10b5-1 Plans. Each quarter, the Company is required to publicly disclose when directors or officers adopt or terminate Rule 10b5-1 Plans and provide a description of the material terms of each plan, including the name of the director or officer, the date of adoption or termination, the duration and the aggregate number of securities to be purchased or sold (however, the price at which the person executing the plan is authorized to trade does not need to be publicly disclosed).

VI.	POST-TERMINATION TRANSACTIONS

The Policy continues to apply to your transactions in Company securities even after you have terminated employment (other than the pre-clearance and trading prohibitions during a Blackout Period (as defined above), which will cease to apply upon the expiration of any Blackout Period applicable at the time of termination of employment). If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information is publicly announced in a press release or in a Company report filed with or furnished to the SEC or otherwise publicly disseminated by the Company or is no longer material.

VII.	TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply to the exercise of an employee stock option where all exercised shares continue to be held by the option holder and are not sold or publicly traded following the exercise of such option. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of stock, including a sale for the purpose of generating the cash needed to pay the exercise price of an option.

This Policy’s trading restrictions do not apply to the vesting of restricted stock or stock option exercises, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or option exercise. The Policy does apply, however, to any market sale of stock or to cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to lower the cost of the exercise.

Any other similar purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

VIII.	GIFTS AND OTHER TRANSFERS NOT INVOLVING A PURCHASE OR SALE

Provided that no consideration is received from the recipient, gifts of Company securities to charities or other persons, as well as transfers to or from trusts or partnerships, by:

•	any person subject to this Policy are permitted so long as the donor/transferor is not aware of material nonpublic information (subject to the next clause below);
•	a Designated Person during a Blackout Period may be permitted if pre-clearance is obtained from the General Counsel in accordance with the Pre-Clearance Procedures; or
•
a donor/transferor who is aware of material nonpublic information may be permitted if the one/transferee is a Family Member or Controlled Entity subject to this Policy and pre-clearance is obtained from the General Counsel in accordance with the Pre-Clearance Procedures.

IX.	PROCEDURES FOR COMMUNICATIONS WITH THE PUBLIC

General Considerations

The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. You may not, therefore, disclose information to anyone outside the Company, including analysts, shareholders, journalists or any media outlet, family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room” or any other internet or social media-based forum including, for example, posting comments on recruitment websites, at the end of articles posted on the internet, or on social media sites, such as Facebook, LinkedIn and Twitter.

The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of that information immediately upon its release.

Authorized Spokespersons

Only senior officials of the Company, or any other director, officer, Associate or agent of the Company who regularly communicates with investors and/or securities professionals, may be deemed to be persons “acting on behalf of” the Company for purposes of Regulation FD. Accordingly, you may subject the Company to possible SEC enforcement action for a violation of Regulation FD if you orally, or in writing, communicate material, nonpublic information to market professionals and investors in situations where the Company has not either previously, or simultaneously, released that information to the public pursuant to one or more of the following methods:

•	Form 8-K or other document filed with, or submitted to, the SEC;
•	A press release; or

•
A conference call or webcast of such call that is open to the public at large (albeit solely on a “listen-only” basis where an authorized spokesperson deems it appropriate), and has been the subject of adequate advance notice within the meaning of Regulation FD.

The Company limits the number of spokespersons authorized to communicate on behalf of the Company with any person or entity outside the Company – both to ensure compliance with Regulation FD and otherwise to protect the confidentiality of sensitive business or financial information regarding the Company. Accordingly, the Company has designated the Chairperson of the Board of Directors, the CEO, the COO, the CFO and any investor relations firm or other person expressly designated by the CEO as the sole authorized spokespersons for the Company. These officers typically lead or participate in the presentations at the Company’s quarterly earnings or other conference calls. From time to time, other Associates or members of the Board of Directors may be expressly designated as authorized spokespersons to respond to specific inquiries or to make specific presentations to the investment community as necessary or appropriate, in which case they too will be deemed to be “authorized spokespersons” for purposes of this Policy.

All inquiries regarding the Company or its securities made by any person or entity outside the Company, including but not limited to securities analysts, members of the media, existing shareholders and/or debtholders and potential investors (except in the context of planned and authorized presentations) with regard to the Company’s business operations or prospects as well as the Company’s financial condition, results of operations or any development or plan affecting the Company, should be referred immediately and exclusively to the Chairperson of the Board of Directors, the CEO or the CFO.

Inadvertent Disclosure

Should you become aware of facts suggesting that material, nonpublic information may have been communicated in violation of this Policy to a securities professional, an investor or potential investor, or the press – regardless of whether the source or means (oral, written or electronic (e.g., e-mail, Internet chat room, or social media)), then you must notify the General Counsel immediately orally. In certain circumstances, steps can be taken immediately upon discovery of the selective disclosure to protect both the Company and the person responsible for that communication. Regulation FD, for example, gives a brief period, generally 24 hours, after discovery of a careless or inadvertent selective disclosure to avoid potential SEC enforcement action by fully disclosing the information to the public.

Advance Review of Speeches and Presentations

Whenever practicable, the Company will encourage investor and analyst conferences in which Company Personnel participate to be open to the public and simultaneously webcast. If not expressly authorized by this Policy, Company Personnel must obtain authorization to participate in that presentation from the Chairperson of the Board of Directors, the CEO or the CFO (or his or her respective designee). Any planned or pre-scripted portions of any conference presentation to be given regarding the Company should be reviewed in advance by at least one of the Chairperson of the Board of Directors, the CEO or the CFO (or his or her respective designee). If the conference is not open to the public, consideration should be given to appropriate public dissemination of the material to be presented. Special care should be taken in the case of statements made in the context of informal or one-on-one meetings with analysts or investors to avoid the inadvertent disclosure of material, nonpublic information.

Responding to Rumors

Rumors and media reports concerning the business and affairs of the Company may circulate from time to time. It is the Company’s general policy not to comment upon such rumors and/or to publish corrections about inaccurate or incomplete media statements. You should not comment upon or respond to such rumors and/or media reports. Requests for comments or responses should be referred to the Chairperson of the Board of Directors, the CEO or the CFO.

Broad, Public Dissemination

It is the Company’s policy to disseminate material information broadly throughout the marketplace. In disclosing material information, the Company follows a regimen intended to disseminate the news broadly. Specifically, the Company has a policy of disclosing information to the public pursuant to any or all of the means described above in the section captioned “Authorized Spokespersons” above.

Material information should not be disclosed initially in investor forums to which access may be limited (such as investor conferences and “one-on-one” meetings with investors or analysts). That kind of limited disclosure can create an unfair advantage for such persons. For purposes of these discussions, the key litmus test is that material information must be disseminated broadly before or as it is discussed with any investor or analyst.

X.	COMPANY ASSISTANCE

The General Counsel will administer this Policy (provided that, in the event of any situation involving the General Counsel as a Company Personnel, the CFO will administer this Policy and all references in this Policy to General Counsel will be deemed to refer to the CFO for those purposes). Accordingly, any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with you.

XI.	CERTIFICATIONS UNDER THE POLICY

Each of the Company Personnel subject to this Policy must certify on a regular basis that he or she is in compliance with this Policy. The General Counsel will be responsible for circulating certifications periodically.

XII.	THE CONSEQUENCES OF VIOLATION

Insider trading is a serious crime. There are no limits on the size of transaction that will trigger insider trading liability. Not only does it damage those directly involved, but it also adversely affects the company whose directors, officers and other Associates, agents, consultants, or securities, were the subject of the offense. A company’s reputation for integrity and honesty is an important corporate asset that can be harmed significantly through an insider trading investigation conducted by the SEC, the U.S. Department of Justice or other international body, even if no charges ultimately are brought. The consequences of violations of the federal securities laws governing insider trading (including tipping) are serious:

•	For individuals who trade on inside information (or tip inside information to others):
°	civil penalty of up to three times the profit gained, or loss avoided;
°	criminal fine (no matter how small the profit) of up to $5 million;
°	jail term of up to 20 years;
°	disgorgement of profits;
°	cease-and-desist order to stop the violation, and penalties for violations of those orders or the federal securities laws; and

°	the SEC may seek to bar an individual found to have engaged in insider trading from serving as an officer or director of the Company or any other public company that filing reports with the SEC.
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For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading or tipping by an Associate, director or other person or entity covered by that company’s policy:

°	a civil penalty not to exceed the greater of $1 million or three times the profit gained, or loss avoided as a result of that person’s violation; and/or
°	a criminal penalty of up to $25 million.
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For Illegal Tipping (including as a result of unauthorized selective disclosure). Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities. In addition, the person making the communication might be sued by the SEC as a “cause” of the Company’s Regulation FD violation.

The Company, its directors, officers and the supervisory personnel as designated from time to time by the General Counsel, could be deemed “controlling persons” under the federal securities laws, subject to potential liability for insider trading (including tipping) based on another person’s violations. Accordingly, it is important for these people to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent those violations. Directors, officers and other supervisory personnel who become aware of a potential violation of the insider trading prohibitions and/or a potential violation of this Policy must immediately advise the General Counsel and must take steps where appropriate to prevent persons under their supervision from misusing material, nonpublic information regarding the Company or any other company or entity covered by this Policy. All other Company Personnel should report potential violations of this Policy in accordance with the Company’s Whistleblower Policy. Pursuant to the Company’s Whistleblower Policy, the Company strictly prohibits retaliatory acts such as harassment, retaliation, or adverse employment consequences (including, but not limited to, discharge, demotion, suspension, or discrimination in the terms and conditions of employment) against any person who in good faith reports violations or suspected violations of this Policy.

Company-Imposed Sanctions

The failure to comply with this Policy may subject Company Personnel to Company-imposed sanctions, including, but not limited to, ineligibility for future participation in the Company’s equity incentive plans, referral to appropriate law enforcement and regulatory authorities, and/or termination for cause, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
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